NOBLE INNOVATIONS, INC.
3044 North 33rd Avenue
Phoenix, Arizona 85017-5247
United States of America
Telephone:  602-455-0507//Toll Free:  866-520-8389//Fax:  602-233-3434
    E-mail:  jcole@noblecares.com

October 10, 2009

Dear Noble Innovations, Inc. Shareholder:

This is a dynamic time in the Company’s lifecycle and we want to bring you up to date with some recent developments.

While management is very excited about many of the Company’s circumstances there are some challenges for Noble Innovations, Inc. of which we want to make you aware. Therefore, I have decided to borrow the title of one of my favorite movies and call this letter:

THE GOOD, THE BAD, THE UGLY and THE PROMISES

THE GOOD

    We want you to know that:

•
Patents and trademarks on the Company’s flagship product, the Viridian Whole House Truly Tankless Water Heater (the “Viridian Tankless”) have been filed and to date every trademark has been approved and the patents, both domestic and international, have issued or are in the final stages of review in the Patent Office.

•
The Viridian Tankless must receive UL approval before we can begin selling it.  It is, after all, a device that combines both electricity and water.  The Viridian Tankless has been submitted to Intertek, a company that provides UL approval under their own “ETL” label.  We are pleased to inform you that last week Noble Innovations had representatives at Intertek working to finalize the process of obtaining ETL certification.  There have been no significant problems to date during certification testing and the Viridian Tankless has performed admirably.  The Company should be receiving a certification letter from Intertek by the end of this month.  After the letter is issued, Intertek will visit the Company’s assembly facility and assure themselves that the units being assembled are identical to the one submitted for approval. We will then receive our “ETL Certified” labels. Upon receipt of full certification we can begin shipping the units we have in inventory.  Although there could be unforeseen delays, we anticipate shipping units perhaps as soon as November, but no later than year end. We will, of course, issue a press release when final certification is obtained and initial units are shipped.

•
Demand for the Viridian Tankless appears to remain solid. The Viridian Tankless has been described as the top of the line electrical tankless water heater in the industry by many who have seen it. Despite having suspended marketing and sales efforts some nine months ago due to funding constraints, the Company continues to receive numerous calls and inquiries. We have over 75 potential customers signed up on our waiting list for units compiled from these calls. In addition there are over 200 additional builders and remodelers on our waiting list of interested customers.  Management has maintained contact with prospective customers who have expressed interest in the Viridian Tankless and we are encouraged that substantially all continue to express interest in our product and indicate they want units when available.  Management believes that this is the direct result of the significant time, efforts and resources that we devoted to marketing and branding in 2008 and the early part of this year.  Although one might argue (and some have) that we should have allocated our limited funds differently, the fact is that had we not approached things as we have we might now be somewhat further along in clearing the last few hurdles to get our product ready to market, but we would still have a major marketing effort ahead of us before we could realistically expect to be able to generate material revenues from sales.  As things now stand we believe we face a market with pent-up demand, which is a very nice position for any product manufacturer to be in, especially in a down economy.

•
Because our Company is now poised to make the transition from a development stage company to an operating company we are: (i) preparing to expand our reach in the search for capital, (ii) recruiting a strong Board of Directors comprised of experienced, qualified independent Directors who can make significant contributions to the further development of our Company and (iii) beginning to prepare for recruitment of managers and employees to expand the Company’s staff as required to ensure we meet production demands and the expectations of our customers. We have begun operational planning for the increased production, renewed marketing and sales activities and much more that will come with ETL approval for the Viridian Tankless.

    The Company has suffered from a lack of adequate funding.  Management has been disappointed in the results produced by the people with whom the Company contracted to raise the needed capital in the amount and timeframe required.  As a result, Management has decided that our Company would best be served by a more traditional approach to obtaining capital for its needs than it has utilized to date. This is in part caused by some of the issues described below but it is also a product of management’s considerable experience with the growth and development of public companies. As you may know, the Company has relied on certain outside consultants to assist the Company in raising capital. Management believes it is time to seek funding from FINRA Broker Dealers with demonstrated ability to distribute securities through their registered representatives to a larger and more geographically diverse base of potential investors. The Company has negotiated an agreement with a professional who specializes in assisting small public companies identify suitable relationships with FINRA Broker Dealers, negotiate suitable selling agreements with them and then assist the companies in structuring and pricing offerings in cooperation with the FINRA Broker Dealers. Contacts have already been made with broker dealers in Dallas and New York. The Company will be attending a Broker Dealer conference on the East Coast at the end of this month to begin an aggressive effort to finalize relationships with FINRA Broker Dealers to facilitate meeting its capital requirements as it expands operations.

    In addition, substantial direct and independent efforts have been undertaken by management to compensate for past inadequacies in the efforts undertaken to bring in the additional capital needed to move the Company into full production mode.   It appears that an appropriate level of funding is likely soon to become a reality.

So, as you can see, there is much good happening within our Company.  We hope that you feel, as we do, that there have been significant milestones achieved and that the future looks bright; but along with the good there is:

THE BAD

In 2008 your Company entered into Agreements with two financial advisory firms   (the “Consultants”) that contemplated those firms would assist the Company in various ways, including providing consulting, financial and management services and to assist the Company in obtaining any and all forms of capital on terms acceptable to Management.  Those firms, their owners and their affiliates own a significant amount of stock in the Company.  At the time of the Agreements, Management believed that due to their financial interest in the Company they would work for the best interests of all shareholders.

Sadly, we must report to you that we no longer believe this. Over the last few months a very troubling and disruptive pattern of behavior by the Consultants has interfered with the daily efforts of the Company as well as drained Management time and the Company’s financial resources.

Often when there is “bad”, it will evolve downward into:

THE UGLY

There are rumors that the Company will be faced with litigation arising in the near future.  We are unable to offer you comprehensive details regarding the dispute(s) at this time. However, we can let you know the following.

Early this summer the Company received a letter from the Consultants demanding expansion of the Company’s Board of Directors and appointment of a group of individuals selected by them to make up the new Board. Effectively this would have given control of the Company to them. In subsequent conversations, the Consultants threatened to cease providing the services they were obligated to provide under the Agreements with them if they were not given control of the Board of Directors. The Company has refused this demand.

Further, over the past few months several shareholders have been in contact with the Company and expressed their belief that some of the funds they intended to be invested into the Company may not have been delivered to the Company as they had intended. It appears that perhaps some of what they intended to be invested in the Company may have been diverted by the Consultants.  If true, this raises very real and profoundly troubling legal issues that, along with certain other dubious conduct, could have exceedingly serious consequences for those responsible.

All of these allegations are being investigated and the Company will take appropriate action if there has been any unlawful conduct that deprived investors and Noble Innovations, Inc. of the benefits of monies that were intended to have been made available to provide our Company with badly needed capital. If you have information pertinent to this inquiry please contact me right away.  Any investor who did not receive his or her stock certificate either directly from the Company or from a licensed broker, and who intended to make an investment that would go to support and help grow Noble Innovations, Inc., may have been misled and had his or her intentions thwarted.

If the investigation confirms the allegations that have been made, the Company will pursue its legal remedies and will cooperate with any regulatory authorities that undertake to investigate the matter.

As previously indicated, there are rumors that some of the individuals who have been involved in the hostile takeover bid are planning to file a lawsuit against Noble Innovations, Inc. and/or Company management.  If this occurs, we believe it will be a clear indication that those behind all this cannot have our Company’s best interest at heart.  Whatever else may be said about differences of opinion as to the course that has brought Noble Innovations, Inc. to this point, there can be no doubt that anyone who would saddle the Company with the costs of litigation for control at this critical juncture are motivated by an agenda other than that of seeing our Company realize its full potential and maximizing value for all shareholders.

Having now described much of “THE UGLY” I would like to make to you:

THE PROMISES

It is my intention to continue managing Noble Innovations, Inc. for the benefit of ALL of the Shareholders, not just a select few.  These next few months will not be easy as the dispute with the Consultants plays out, so I don’t promise this lightly.  I have spent many hours making this decision. It is my strong desire to do all I can to ensure that Noble Innovations, Inc., successfully makes the transition from development stage to full-scale production and sales of the Viridian Tankless, and then moves on to the development of its next generation of products, some of which are already in the conceptual phase.  I want to do all I can to make sure that our Company is given every chance to become a powerful presence in the marketplace, and does not become a “shell” that can be exploited by a few shareholders to play the “pump and dump” game with its stock for their own benefit and without regard to its impact on the value of the stock held by all the rest of the shareholders.

The Company is broadening its reach for capital. The primary constraint on the Company’s continued growth at this time is availability of capital. To help the Company broaden its reach for capital we are working to engage the services of two individuals.  One is the previously mentioned capital markets professional with over twenty years experience in the capital markets. In addition to the experience he brings to the Company we anticipate the Company will benefit from his membership in a national organization comprised of FINRA Broker Dealers.  I have known this person for over fifteen years and could not be more pleased that he has decided to help our Company continue its development.  The other person is an individual with past experience in one of the largest broker organizations in the country.  At this company, for a portion of his career, he was in the securities fraud division.  He has been a friend of our Company for several years so I am both excited and pleased that he has agreed to become a bigger part of Noble’s success moving forward. There will be press releases or further communications with you as these people, and others, are brought on board.

The Board of Directors is being expanded.  It has been our intention from the very beginning to expand the Board of Directors at the appropriate time.  Some who have criticized the timing of Board expansion seem to overlook the fact that there are costs involved in expanding the Board.  These costs include Directors and Officers Liability Insurance as well as Director Fees, travel expenses and so forth.  It is simply not reasonable to expect highly qualified people to be willing to serve on the board of directors of this or any other Company without the protection such insurance provides.  We are presently in the process of obtaining quotes for D&O insurance.  I am committed to expanding the Company’s Board by recruiting top notch Directors and doing the things any serious public company does with regard to governance. We will not be bullied into accepting Directors hand-picked by a small group of shareholders for their own purposes.  I believe it is important at this point in the Company’s development that we get not just more board members, but the right board members to provide the vision and leadership we will need as we get production underway and seek to maximize the Company’s success in the marketplace.  There will be a press release out as soon as possible describing the new Board members’ backgrounds.

A shareholder meeting is planned.  We are currently targeting February 19, 2010 for the shareholder meeting.  At that time we will address the full results of 2009, introduce you to the new Board of Directors, describe for you the expanded product line that we have been developing, and provide a report on our progress on the capital raising front.  We hope that you can attend.  We plan to send out a formal proxy statement in the near future announcing the meeting time and place.

I thank you for your support of the Company and its management.   I want to especially thank the vast majority of our shareholders with whom we have communicated and who have been positive and supportive and helpful to Management and have even increased their investment in the Company.  I look forward to creating additional shareholder value for all the shareholders of Noble Innovations, Inc.

    Please feel free to contact me if you have any questions.  I may not be able to answer them due to securities regulations or pending litigation but I will be pleased to hear from you and will be as responsive as possible.

Very truly,

/S/ James A. Cole
James A. Cole,
President, CEO and Chairman of the Board
Noble Innovations, Inc.